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                                                                    Exhibit 99.1
                                                                [CHRYSALIS LOGO]

CHRYSALIS
Corporate Offices
575 Route 28
Raritan, NJ 08869 USA

Tel: (908) 722-7900
Fax: (908) 722-6677
E-mail: corporate@chrysalisintl.com

   FOR IMMEDIATE RELEASE
   ---------------------


     Contact:
     Paul J. Schmitt                           Harvey A. Goralnick
     Chairman, President & CEO                 Focus Partners LLC
      (908) 722-7900 ext.11                    (212) 752-9445


   DNX AND BIOCLIN COMPLETE MERGER WITH ADOPTION OF NEW NAME AND STOCK SYMBOL


                       NASDAQ:CRLS

         -COMPANY CHANGES NAME TO CHRYSALIS INTERNATIONAL CORPORATION-

Raritan, NJ, December 19, 1996 -- DNX Corporation (Nasdaq:DNXX) announced today that it has completed its transaction to merge with the BioClin Group. In connection with this transaction DNX has changed its name and stock symbol to Chrysalis International Corporation (NASDAQ:CRLS).

"By merging these companies to form Chrysalis, we have created a Contract Research Organization (CRO) with global capabilities that span the entire spectrum of drug development from preclinical through clinical to product registration," said Paul J. Schmitt, Chairman of the Board, President and CEO. "With nine major international preclinical and clinical operating centers and more than 450 employees in 19 countries throughout North America, Eastern and Western Europe, Australia and the Middle East, we feel especially well-positioned to support ever increasing demands for global drug development services."

Chrysalis is one of only two CROs capable of providing both preclinical and clinical services on a global basis. This will become an increasingly important paradigm in the CRO industry as clients continue to seek innovative ways to accelerate the transition from preclinical to human clinical trials.

Chrysalis is derived from the Greek word for gold, Chrysos and represents the stage of metamorphosis when a golden pupa emerges into a butterfly. "Its universal meaning of change and growth makes it an ideal name for the new company," explained Mr. Schmitt. "The name Chrysalis symoblizes the new company's ability to manage the progression of new drug candidates emerging from the discovery phase through preclinical and clinical development." The combination of these



                                     -more-



                  The Global Drug Development Services Company
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capabilities can help accelerate the development process enabling Chrysalis to provide its clients with innovative solutions that enhance the financial returns of their new drugs. Combined with the scientific symbol for infinity, the new logo symbolizes a dynamic, innovative organization that is driven to constantly improve along a never-ending continuum.

Prior to this merger, DNX and its subsidiaries, DNX Transgenic Sciences and Pharmakon Research International, had already built substantial credibility as a global provider of preclinical drug development services, the prelude to human clinical trials. The Company's services include broad capabilities in toxicology, pharmacology, pharmacokinetics and includes specialties such as continuous infusion administration techniques, use of rodent models genetically engineered with human genes for use in evaluating new drugs and therapies, immunotoxicology and specialty pharmacology assays. Through preclinical laboratories in Lyon, France, Scranton, PA and Princeton, NJ, DNX provides preclinical services to over 250 pharmaceutical and biotech companies in 16 countries.

Since 1982, BioClin has been an active international drug development company with the capacity to manage entire clinical development programs. The company offers a full range of development services from Phase I to Phase IV human clinical studies including protocol design, monitoring, data management, quality assurance and report writing. BioClin is noted for its experience and expertise in managing local or multinational clinical projects and has a presence throughout all major European countries, the U.S., Israel and Australia.

Paul J. Schmitt will serve as Chairman, President and CEO of Chrysalis and John
G. Cooper as Senior Vice President and Chief Financial Officer. Jack Barbut, Sc.D., founder and president of BioClin, will become Vice Chairman and President, Clinical Services. Leif Modeweg, D.V.M., will continue to serve as President, Preclinical Services. Chris Jensen, Ph.D., currently president of BioClin Europe, will serve as President, International Services and assume responsibilities for managing a wide range of new synergistic opportunities with an emphasis on the development and management of full-scale preclinical through clinical programs. Drs. Barbut and Jensen will also be joining Chrysalis' Board of Directors.

Under the terms of the transaction agreements, DNX Corporation issued 2.6 million shares of its common stock to the shareholders of BioClin. The transaction is being treated as a pooling of interests for accounting purposes. For the nine months ended September 30, 1996, the pro forma consolidated revenues for Chrysalis International was $31,112,000 and pro forma net income was $310,000, or $0.03 per share.

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Vector Securities International, Inc. acted as financial advisor to DNX
Corporation.

This press release contains forward looking statements. The actual results might differ materially from those projected in the forward looking statements. Additional information concerning this transaction, as well as information that could cause actual results to materially differ from those in forward looking statements is contained in DNX Corporation's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended.

NOTE TO EDITORS: Camera-ready art of the Chrysalis logo, to accompany this story, is available via NewsCom Database, (305) 448-8411 or http://www.newscom.com.

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